Installed Building Products Announces the Election of Marchelle E. Moore to Its Board of Directors

Columbus, Ohio, May 30, 2023. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced that Marchelle E. Moore was elected as an independent director to the Company’s Board of Directors at the Company's 2023 Annual Meeting. After six years of service, Vikas Verma retired from the Board of Directors and did not stand for re-election. The Company's Board of Directors remains at nine members.

“I am thrilled to welcome Marchelle to our Board,” stated Jeff Edwards. “Marchelle is a proven leader and highly experienced executive who brings a unique perspective through her work in both the public and private sector. Her background in human capital management, labor relations, corporate governance, regulatory compliance, and risk is valuable to the composition of our Board.”

Ms. Moore, a licensed attorney with the state of Ohio, has more than 20 years of progressive experience across multiple industries and is currently the Senior Vice President, External Affairs, Chief Diversity Officer at Encova Mutual Insurance Group and President of the Encova Foundation of Ohio. Through strategic social responsibility initiatives and increasing her organization’s philanthropic efforts, Marchelle leads innovative efforts to make Encova Insurance a more inclusive and equitable atmosphere.

Ms. Moore currently serves on the Governing Committee of The Columbus Foundation and the Independent Review Panel of JobsOhio.

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About Installed Building Products
Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 240 branch locations.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net
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